Exhibit 1

                                 Note Agreement


This Note Agreement (which, together with the Schedules and Exhibits which are attached and incorporated in this Agreement by reference, is referred to as the "Agreement") is effective as of May 12, 2003, among NewWest Mezzanine Fund LP, a Colorado limited partnership, KCEP Ventures II, L.P., a Missouri limited partnership, Convergent Capital Partners I, L.P., a Delaware limited partnership, and James F. Seifert Management Trust dated October 8, 1992 (each, individually, an "Investor" and collectively, the "Purchaser"), ACT Teleconferencing, Inc., a Colorado corporation ("Holdings"), and ACT Teleconferencing Services, Inc., a Minnesota corporation (the "Company") and the Co-Borrowers listed on the signature page of this Agreement (the "Co-Borrowers" and, together with the Company, the "Borrower").

In consideration of the premises and the respective promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the parties agree as follows:


SECTION 1.        DEFINTIONS; INTERPRETATION OF AGREEMENT.

     1.1. Definitions. Unless the context clearly requires otherwise, the terms set forth in the Definitions Schedule to this Agreement, when used in this Agreement, shall have the meanings set forth in such Schedule and such definitions shall be equally applicable to both the singular and plural forms of any of the terms defined in this Agreement.

     1.2. Accounting Principles. For purposes of this Agreement, all accounting terms not otherwise defined in this Agreement shall have the meanings assigned to such terms in conformity with GAAP. Any consolidation or other accounting computation required to be made for the purposes of this Agreement shall be done in accordance with GAAP, including determination of the character or amount of any asset or liability or item of income or expense. Financial statements and other information furnished to the Purchaser pursuant to this Agreement shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any "Accounting Changes" (as defined below) shall occur and such changes materially affect financial covenants, standards or terms in this Agreement, then Borrower, on the one hand, and the Purchaser, on the other, agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrower and the Majority Purchaser (a) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (b) the Company shall prepare footnotes to each certificate and the financial statements required to be delivered under this Agreement that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means changes in accounting principles implemented by the Company, whether such changes are required by GAAP or recommended by the Company's certified public accountants or otherwise adopted by the Company.

     1.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

     1.4 Construction. As defined in this Agreement, the term "Borrower" includes the Company and each of the Co-Borrowers. Accordingly, unless otherwise provided in this Agreement to the contrary, (a) each of the representations, warranties and covenants made and each of the actions required to be taken by Borrower pursuant to this Agreement, including but not limited to Borrower's obligation to issue and sell the Note to the Purchaser, to make payments of principal, royalties, if any, premium, if any, and interest on the Note, and to indemnify and pay expenses of the Purchaser in connection with the transactions contemplated by the Financing Documents, shall be deemed to be the representations, warranties, covenants and actions of the Company and each Co-Borrower and (b) each of the rights and benefits conferred on Borrower pursuant to this Agreement shall be deemed to be the rights and benefits of the Company and each Co-Borrower. Also as defined in this Agreement, the term "Purchaser" includes each of the Investors. Accordingly, unless otherwise provided in this Agreement to the contrary, (a) the representations, warranties and covenants made and each of the actions required to be taken by the Purchaser pursuant to this Agreement, including the Purchaser's obligation to purchase the Note and the Warrant, shall be deemed to be the several and not joint representations, warranties, covenants and actions of the Investors and (b) each of the rights of and benefits conferred upon the Purchaser pursuant to this Agreement, including its right to receive principal, royalties, if any, premium, if any, and interest on its Note, to receive notice of Defaults and other specified events, and to require prepayment of its Note upon the occurrence of a Triggering Event, shall be deemed to be the rights and benefits of each of the Investors. As used in this Agreement and the other Financing Documents, the term "including" means "including, without limitation" unless the context clearly requires otherwise.


SECTION 2.        DESCRIPTION OF NOTE AND COMMITMENT.

     2.1. Description of Note, Security Agreement and Guarantee. Borrower shall authorize the issuance and sale to the Purchaser of one or more of its Senior Secured Subordinated Notes in the aggregate principal amount of $7,308,000 (collectively, the "Note") to be dated the date of initial funding, to bear interest from the date of funding at the rate of 12% per annum, payable monthly in arrears on the first day of each month (commencing June 1, 2003) and at maturity, and, during the continuance of an Event of Default, to bear interest on the principal and (to the extent legally enforceable) on any overdue installment of interest or royalties at the rate of 15% per annum, compounded monthly, with principal to be payable in one installment, together with accrued interest thereon to the date of full and final payment of the Note, on April 30, 2006, and to be substantially in the form attached to this Agreement as Exhibit
A. The Notes shall be issued with original issue discount at an aggregate price to the Purchaser and proceeds to the Borrower of $7,000,000. Interest on the Note shall accrue and be computed on the basis of a 360-day year of twelve 30-day months. The Note is not subject to prepayment or redemption at the option of Borrower prior to its expressed maturity date, except upon the terms and conditions set forth in ss.3. To secure the prompt and complete payment, performance and observance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of such Obligations, Borrower hereby grants to the Collateral Agent on behalf of the Purchaser a continuing security interest, lien and mortgage in and to all right, title and interest of Borrower in all assets and property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the "Collateral"), pursuant to the terms and conditions of the Security Agreement set forth as Exhibit C. The Purchaser's Lien on the Collateral shall be superior to all other Liens securing Indebtedness other than Permitted Liens described in clauses (e), (f) and (g) of the definition of Permitted Liens.

Holdings and each of ACT Teleconferencing of Bermuda Limited (100% owned, Hamilton, Bermuda), ACT Teleconferencing of Canada Inc. (100% owned, Kanata, Ontario, Canada), ACT Teleconferencing Limited (100% owned, Harrow, Middlesex,
UK), ACT Business Solutions Limited (97.7% owned, Slough, Berkshire, UK), ACT Teleconferencing France SA (100% owned, Nanterre, France), ACT Teleconferencing BV, (100% owned, Heerlen, Netherlands), ACT Teleconferencing Belgium SA (100% owned, Brussels, Belgium), ACT Teleconferencing GmbH (100% owned, Frankfurt, Germany), ACT Teleconferencing (Pty) Limited (100% owned, Sydney, Australia), ACT Teleconferencing Singapore PTE Limited (100% owned, Singapore), and ACT Teleconferencing Hong Kong Limited (100% owned, Hong Kong) (collectively, the "Foreign Subsidiaries") will unconditionally guarantee the payment and performance when due of all of Borrower's Obligations under the Note and the other Financing Documents pursuant to a Guarantee (the "Guarantee") to be substantially in the form attached to this Agreement as Exhibit F, and, in the case of Holdings, secure such Guarantee by a pledge to be substantially in the form attached to this Agreement as Exhibit G.

     2.2. Maximum Interest Rate. The Purchaser and Borrower do not intend for the Purchaser to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Borrower under applicable law, but if, notwithstanding such intention, interest in excess of the maximum rate shall be paid under this Agreement, the excess shall be, at the option of the Purchaser, except as prohibited by law: (a) applied as a credit against the outstanding principal balance of the Note, or (b) refunded to the Purchaser. In such case, the interest rate on the Note shall be adjusted to the maximum permitted under applicable law during the period or periods that the interest rate otherwise provided in this Agreement would exceed the maximum permitted under applicable law.

     2.3. Warrants. Holdings shall authorize the issuance and sale to the Purchaser of one or more of its Warrants (collectively, the "Warrant"), substantially in the form of Exhibit B to this Agreement, to purchase up to an aggregate of 2,333,334 Shares (subject to adjustment as set forth in the Warrant). The purchase price for the Warrant shall be a total of $100 for each Investor. Both GAAP and regulations of the Internal Revenue Service now in effect require a determination of the value of the Warrant. After taking into account the general condition of the bond market at this time (including prevailing interest rates), the exercise price of the Warrant, the period of time during which the Warrant cannot be exercised, the restrictions on transfer and all other matters concerning the Note and the Warrant, the Company is of the opinion and understands that the Purchaser is of the opinion that the Warrant it is purchasing from the Company would have a value of not more than $1,000.

     2.4. Commitment, Closing Date.

     (a) Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth in this Agreement, on the Closing Date, Borrower shall issue and sell to the Purchaser, and the Purchaser shall purchase and receive from Borrower, the Note in the principal amount set forth opposite the name of the Purchaser under the column heading "Principal Amount of Note Purchased" on the Purchaser's Schedule to this Agreement , and Holdings shall issue and sell to the Purchaser, and the Purchaser shall purchase and receive from Holdings, a Warrant for the number of Shares set forth opposite the name of the Purchaser under the column heading "Shares Exercisable Pursuant to Warrant Purchased" on the Purchasers Schedule to this Agreement.

     (b) Delivery of the Note and the Warrant will be made at the offices of NewWest Mezzanine Fund LP in Denver, Colorado (or at such other location as agreed to by the Company and the Purchaser) on May 12, 2003, or such later date as shall mutually be agreed upon by the Company and the Purchaser (the "Closing Date"). The Note and the Warrant will be delivered to each Investor in substantially the form attached hereto as Exhibit A and Exhibit B, respectively for the full amount of its purchase (as set forth in the Purchasers Schedule to this Agreement), registered in the names set forth on the Purchaser's Schedule, all as Purchaser may specify at any time prior to the Closing Date. The Purchaser shall fund the purchase of the Note and Warrant by wire transfer of immediately available funds as follows: (i) each Investor shall fund 35% of its Note Amount and the purchase price for its Warrant on the Closing Date (which funding, in the case of James F. Seifert Management Trust dated October 8, 1992 will consist of rolling over all accured and unpaid interest and a portion of the principal advanced to Holdings in January 2003), and (ii) each Investor shall fund the remaining 65% of its Note Amount on the 10th day following the Closing (or, if such date is not a Business Day, on the next Business Day following such date), provided that no Default or Event of Default exists on such date (which funding, in the case of James F. Seifert Management Trust dated October 8, 1992 will consist of rolling over the remaining portion of the interest and principal owed by Holdings as a result of the January 2003 advance and wire transferring any additional funds required).

     2.5. Appointment of Collateral Agent. Each Investor hereby agrees that NewWest Mezzanine Fund LP shall act as the initial collateral agent (the "Collateral Agent") for Purchaser in connection with the Collateral and all matters relating to any security interest, from time to time, securing the Obligations (including without limitation, the security interest granted under the Security Agreement and the Pledge Agreement), and no Investor shall have any right individually to exercise any rights or remedies with respect to the Collateral. The Collateral Agent shall be fully indemnified by each Investor, on a pro rata basis, for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, tax liabilities, broker's or finder's fees, out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Collateral Agent in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Collateral Agent shall be designated a party thereto) that may be imposed on, incurred by, or asserted against the Collateral Agent, in any manner relating to or arising out of or incurred by the Collateral Agent in connection with the Collateral Agent's actions as the Purchaser's collateral agent, provided, however, that Purchaser shall have no obligation to the Collateral Agent under this Section with respect to liabilities arising from the gross negligence or willful misconduct of the Collateral Agent while acting as the collateral agent for Purchaser, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Investor shall contribute the maximum portion that such Investor is permitted to pay and satisfy under applicable law to the payment and satisfaction of all liabilities incurred by the Collateral Agent. The relationship between the Collateral Agent and Purchaser is that of agent and principal only, and nothing contained in this Agreement, any Financing Document or otherwise shall be construed to constitute the Collateral Agent as a trustee or fiduciary for any Investor. The Collateral Agent may resign at any time upon notice to the Investors and the Borrower (in which case the Majority Purchaser shall promptly appoint a replacement), and the Majority Purchaser may replace the Collateral Agent at any time upon written notice to the Collateral Agent and the Investors.


SECTION 3.        PAYMENTS ON THE NOTE.

     3.1. Optional Prepayments. Borrower may, at any time and from time to time, prepay the Indebtedness evidenced by the Note, in whole (or in parts with a minimum principal amount of $50,000) by complying with ss.3.2 and making such prepayment, together with accrued interest on the Note to the date of prepayment. All optional prepayments shall be applied first to any fees, expenses or penalties owing, second to any interest owing and then to any accrued royalties and principal (pro rata based on accrued royalties and principal then owed). Any amounts paid on the Note, whether pursuant to optional prepayments or required prepayments or payments, shall not be reborrowed.

     3.2. Notice of Optional Prepayments. Borrower shall give the Purchaser notice of any optional prepayment of any Note pursuant to ss.3.1 not less than ten (10) Business Days nor more than forty-five (45) Business Days before the date fixed for such optional prepayment. Such notice shall certify (a) the prepayment date, (b) the principal amount of the Note to be prepaid, (c) the accrued interest applicable to the prepayment, (d) any royalties or other amounts to be prepaid, and (e) all facts, if any, that are conditions precedent to any such prepayment. Upon giving such notice of prepayment, Borrower shall be obligated to pay the amount of the prepayment (together with accrued interest thereon) and such amount shall become due and payable on the prepayment date specified in such notice.

     3.3. Mandatory Prepayments. Upon the occurrence of a Triggering Event, Borrower shall promptly, but in any event within five (5) Business Days, notify the Purchaser of such event, specifying in such notice (a) the date of the Triggering Event, (b) that the Majority Purchaser may elect to require prepayment of all or part of the Note, (c) the accrued interest applicable to the prepayment, and (d) a reasonably detailed summary of the Triggering Event. The Majority Purchaser may elect, by giving Borrower written notice of such election within 30 days after receiving Borrower's notice, to require Borrower to prepay, on a date specified by the Purchaser in its notice to Borrower, all or part of the principal Indebtedness evidenced by the Note held by the Purchaser, together with all accrued interest and royalties on the Note to the date of prepayment. All mandatory prepayments pursuant to this ss.3.3 shall be applied first to any fees, expenses or penalties owing, second to any interest owing and then to any accrued royalties and principal (pro rata based on accrued royalties and principal then owed).

     3.4. Direct Payment.. Notwithstanding anything to the contrary in this Agreement or the Note, Borrower shall, upon notice from any holder of the Note, make all future payments due on such holder's Note (a) directly to such holder or its nominee or (b) directly to an account in a United States bank designated by such holder.

     3.5. Time and Manner of Payment. Unless otherwise agreed by the Company and the Purchaser, all payments required by this Agreement or by the Note shall be in immediately available funds and delivered to the holder of the Note as provided in such holder's Note not later than 2:00 p.m., Denver time; funds received by the Purchaser after that time shall be deemed to have been paid by Borrower on the next succeeding Business Day. If any payment is otherwise due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest, royalties, fees or penalties due under this Agreement.

     3.6. Payments on the Note. Notwithstanding anything in this Agreement to the contrary, if there is more than one Note outstanding, then such Notes shall be pari-passu and any payments on the Notes shall be prorata among the Notes, based on all amounts then owed in connection with such obligations.

     3.7. Royalty Payments. In addition to principal, interest and other amounts owing on the Note, upon maturity of the Note, Borrower shall pay to the holders of the Notes (prorata based on the initial principal amounts of the Notes) a royalty amount, up to a maximum of $1,250,000, determined on the basis of $1 in royalty payments for each $2 in additional annual revenue of Holdings during its 2003, 2004 and 2005 calendar years above revenue amounts of Holdings during the year ended December 31, 2002. Revenue amounts shall be determined on the basis of GAAP and based on Holdings' audited financial statements for 2003, 2004 and 2005. If all interest, principal and other amounts owing on the Notes are paid prior to the final determination of any royalty amounts owing, then the obligation of Borrower to pay royalty amounts pursuant to this ss.3.7 shall survive such payment until final determination and payment in full of any royalty amounts. If Borrower disposes of any operations after the date of this Agreement, the annual revenue target for the calendar year ended December 31, 2002 will be appropriately adjusted to delete the revenues in 2002 attributable to the disposed operations.


SECTION 4.        REPRESENTATIONS.

     4.1. Representations of Borrower and Holdings. Borrower and Holdings represent and warrant that all representations and warranties set forth in the Representations and Warranties Schedule are true and correct as of the date of this Agreement and the Closing Date and are incorporated in this Agreement by reference with the same force and effect as though in this Agreement set forth in full. The representations and warranties of the Company, the Co-Borrowers and Holdings under this Agreement are joint and several.

                  4.2. Representations of the Investors. Each Investor represents and warrants, and in entering into this Agreement Borrower understands, that such Investor is acquiring the Investor's Note and Warrant for its own account with the present intention of holding such securities for the purposes of investment, that it is an accredited investor as that term is defined in Rule 501 under the Securities Act and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws. The representations and warranties of the Investors under this Agreement are several and not joint.


SECTION 5.        CLOSING CONDITIONS.

     5.1. Conditions. The Purchaser's obligation to advance funds to the Borrower as provided in ss.2.4(b) shall be subject to the performance by Borrower of its agreements that by their terms are to be performed at or prior to the time of such funding and to the following further conditions precedent:

          (a) Closing Certificates. The Purchaser shall have received a certificate substantially in the form of Exhibit D, dated the Closing Date, signed on behalf of Borrower by an executive officer, the truth and accuracy of which shall be a condition to the Purchaser's obligation to purchase the Note and the Warrant.

          (b) Legal Opinion. The Purchaser shall have received from counsel to the Company, its opinion dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, and covering the matters set forth in Exhibit E.

          (c) Application of Proceeds. Upon the issuance and sale of the Note and the Warrants to the Purchaser, Borrower shall use the proceeds from the Note and the Warrants as set forth on the Use of Proceeds Schedule.

          (d) Certain Expenses. Concurrently with the delivery of the Note and the Warrant on the Closing Date, Borrower shall have paid the balance of the fees and costs that Holdings and the Company agreed to pay to the Purchaser, as set forth on the Fee Schedule attached to this Agreement. Upon receipt from time to time of one or more supplemental statements, Borrower shall promptly pay such additional costs as were not included in amounts paid to the Purchaser on or prior to the Closing Date.

          (e) SBA Matters. The Company shall have executed and delivered on the Closing Date SBA Forms 480, 652D and 1031 concerning size status, nondiscrimination requirements, and portfolio financing, respectively.

          (f) Execution of Financing Documents. Borrower shall have duly executed, acknowledged and delivered on the Closing Date the Financing Documents to which it is a party (including, without limitation, the Security Agreement attached as Exhibit C and any related financing statements) and the Financing Documents shall have been recorded or filed for record in each public office wherein such recording or filing is deemed necessary or appropriate by the Purchaser or its counsel to perfect the Lien thereof as against creditors of or purchasers from Borrower. Without limiting the foregoing, all taxes, fees and other charges in connection with the execution, delivery, recording and filing of the foregoing instruments shall have been paid by Borrower.

          (g) Execution of Guarantees and Pledge Agreement. Holdings and the Foreign Subsidiaries shall have duly executed and delivered on the Closing Date a Guarantee substantially in the form of Exhibit F to this Agreement guaranteeing the performance and payment by Borrower when due of all of its Obligations under the Note, this Agreement and the other Financing Documents, and Holdings shall have duly executed and delivered a Pledge Agreement substantially in the form of Exhibit G to this Agreement securing the performance and payment by Holdings when due of all obligations under the Guarantee and all of Borrower's Obligations under the Note, this Agreement and the other Financing Documents.

          (h) Subordination Agreements. Each of Equitas L.P. ("Equitas") and the holders of the Holden Debt (as defined in ss.5.1(j) below) shall have entered into a subordination agreement on terms satisfactory to the Purchaser, and such agreements shall be in full force and effect.

          (i) Insurance. Borrower shall have delivered to the Purchaser on the Closing Date evidence of the collateral assignment of the insurance arrangements required by ss.6.2.

          (j) Indebtedness. Payments shall have been rescheduled in a manner satisfactory to the Purchaser on the Indebtedness evidenced by Holdings' (pound)1,172,000 convertible secured A loan notes and (pound)2,980,000 convertible secured B loan notes held by David L. Holden and others (the "Holden Debt"). Holdings shall have advised the Purchaser concerning any plan by Holdings or the Borrower with respect to Holdings' loans to each of Gerald Van Eeckhout and Gene Warren, and Purchaser shall be satisfied with any such plan.

          (k) Employment and Noncompete Agreements. Holdings shall have entered into employment, noncompete and confidentiality agreements with each of Messrs. Van Eeckhout, Thomson and Warren, in each case on terms and conditions reasonably satisfactory to the Purchaser, and such agreements shall remain in full force and effect (the "Employee Agreements").

          (l) Limitations. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain the Purchaser from entering into this Agreement or Borrower from issuing the Note.

          (m) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof (including the charter and bylaws of Borrower), shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of such transactions.

     5.2. Waiver of Conditions. If on the Closing Date Borrower fails to tender the Note and the Warrant to the Purchaser or if any of the conditions specified in ss.5.1 have not been fulfilled, the Purchaser may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if any of the conditions specified in ss.5.1 have not been fulfilled, the Purchaser may waive compliance by the Company with any such condition to such extent as the Purchaser may in its sole discretion determine. Nothing in this ss.5.2 shall operate to relieve Borrower of any of its obligations under this Agreement or to waive any of the Purchaser's rights against Borrower.


SECTION 6.        BORROWER'S COVENANTS.

     Except with prior approval of the Majority Purchaser, from and after the Closing Date, and continuing so long as any amount remains unpaid on the Note, Holdings and Borrower covenant and agree with the Purchaser as follows:

     6.1. Existence, Etc. Each of Holdings and Borrower shall preserve and keep in full force and effect, and shall cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, except to the extent permitted by ss.6.8(b). Neither Holdings nor Borrower shall, and neither shall permit any of its Subsidiaries to, amend, restate, supplement or otherwise modify (a) any term or provision of their respective charters or bylaws, or (b) the Employee Agreements, except in each case to the extent such amendment, restatement, supplement or modification would not have a Material Adverse Effect and would not otherwise have a material adverse effect on any right or remedies of the Purchaser under this Agreement or the other Financing Documents. Holdings shall comply, and shall cause its Subsidiaries to comply, with all covenants and conditions agreed to by Holdings in the Employee Agreements.

     6.2. Insurance; Maintenance of Properties. Holdings and Borrower shall, and shall cause their Subsidiaries to, maintain insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties, including (i) business interruption insurance in an amount of at least $2,000,000, (ii) directors and officers insurance in an amount of at least $1,000,000 (provided that such amount shall be increased to at least $2,000,000 within 30 days after the Closing), and (iii) such other insurance as may be required by any of the Financing Documents. Borrower shall obtain, within 30 days of the Closing, key man life insurance coverage on each of Messrs Van Eeckhout, Thomson and Warren in the amount of at least $1,500,000. The proceeds of such policies shall be collaterally assigned to the Purchaser, and, except as otherwise determined by the Purchaser, be applied in whole (up to the amount of the Obligations) or in part to prepay the principal Indebtedness evidenced by the Note, in whole or in part, together with accrued royalties and interest to the date of prepayment. Holdings and Borrower shall, and shall cause their Subsidiaries to, maintain, preserve and keep its material properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time shall make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

     6.3. Taxes, Claims for Labor and Materials, Compliance with Laws.

          (a) Holdings and Borrower shall, and shall cause their Subsidiaries to, promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon Holdings, Borrower and their Subsidiaries, or upon or in respect of all or any part of the property or business of Holdings, Borrower and their Subsidiaries, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of Holdings, Borrower or any of their Subsidiaries; provided that Holdings, Borrower and their Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings that will prevent the forfeiture or sale of any property of Holdings, Borrower or their Subsidiaries or any material interference with the use thereof by Holdings, Borrower and their Subsidiaries, and (ii) Holdings, Borrower and their Subsidiaries shall set aside on their books, reserves deemed by Holdings and Borrower to be adequate with respect thereto.

          (b) Holdings and Borrower shall, and shall cause their Subsidiaries to, promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject including ERISA, Environmental Laws, and the Occupational Safety and Health Act of 1970, as amended, the violation of which could reasonably be expected to have a Material Adverse Effect or would result in any Lien not permitted under ss.6.8.

     6.4. Further Assurances. Holdings and Borrower shall from time to time execute and deliver to the Purchaser such financing or continuation statements, security agreements, certificates of title, mortgages, surveys, title insurance, reports and other documents or instruments as the Purchaser at any time may reasonably request in connection with the Note and the Financing Documents in order to evidence, perfect or otherwise implement the security for repayment of the Note provided in this Agreement or otherwise carry out the intent of this Agreement.

     6.5. Nature of Business. Neither Holdings, Borrower nor any of their Subsidiaries shall engage, directly or indirectly, in any business if, as a result, the general nature of the business that would then be engaged in by Holdings, Borrower and their Subsidiaries would be changed in any material respect from the general nature of the business engaged in by Holdings, Borrower and their Subsidiaries on the date of this Agreement.

     6.6. Financial Statements, Reports and Rights of Inspection. Holdings and Borrower shall, and shall cause their Subsidiaries to, keep proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of Holdings, Borrower and such Subsidiaries, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Purchaser pursuant to this ss.6.6 and concurred in by the independent public accountants referred to in ss.6.6(c)), and shall furnish to each Investor so long as such Investor is the holder of such Investor's Note:

          (a) Monthly Statements. As soon as available and in any event within 30 days after the end of each monthly accounting period of each year, copies of (i) unaudited consolidated and consolidating balance sheets of Holdings as of the close of such monthly period, (ii) unaudited consolidated and consolidating statements of income of Holdings for such monthly accounting period and for the portion of the fiscal year ending with such monthly accounting period, (iii) unaudited consolidated and consolidating statements of cash flows of Holdings for such monthly period and the portion of the fiscal year ending with such monthly accounting period, (iv) a fixed cash cost report and a "financial score card" substantially in the form attached to this Agreement as the Financial Forms Schedule, and (v) accounts receivable and accounts payable aging reports, in each case setting forth in comparative form the projected budget figures for such periods and the consolidated figures for the corresponding periods of the preceding fiscal year, all in reasonable detail and certified as complete and correct in all material respects by the Chief Financial Officer of Holdings.

          (b) Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly accounting period of each year, copies of (i) unaudited consolidated and consolidating balance sheets of Holdings as of the close of such quarterly period, (ii) unaudited consolidated and consolidating statements of income of Holdings for such quarterly accounting period and for the portion of the fiscal year ending with such quarterly accounting period, and (iii) unaudited consolidated and consolidating statements of cash flows of Holdings for such quarterly period and the portion of the fiscal year ending with such quarterly accounting period, in each case setting forth in comparative form the projected budget figures for such periods and the consolidated figures for the corresponding periods of the preceding fiscal year, all in reasonable detail and certified as complete and correct in all material respects by the Chief Financial Officer of Holdings.

          (c) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of Holdings, copies of (i) consolidated and consolidating balance sheets of Holdings as of the close of such fiscal year, and (ii) consolidated and consolidating statements of income and cash flows of Holdings for such fiscal year, in each case setting forth in comparative form the projected budget figures for such periods and the consolidated and consolidating figures for the preceding fiscal year, all in reasonable detail and accompanied by an unqualified report thereon of a firm of independent public accountants of recognized national standing selected by Holdings to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Holdings as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing procedures as said accountants deemed necessary in the circumstances.

          (d) Budget and Projections. As soon as practicable and in any event prior to the commencement of each new fiscal year, Holdings' annual business plan and operating budget for such new fiscal year, including reasonably detailed statements showing projected consolidated balance sheets of Holdings as of the close of each monthly period during the next two years, consolidated statements of income of Holdings for each monthly accounting period during the next two years and for the portion of the fiscal year ending with such monthly accounting period, consolidated statements of cash flows of Holdings for each monthly period during the next two years and the portion of the fiscal year ending with such monthly accounting period, and projected Capital Expenditures for the next two years, in each case setting forth in comparative form the actual figures for the corresponding periods of the preceding fiscal year, all in reasonable detail and approved by Holdings' Board of Directors and certified as complete and correct in all material respects by the Chief Financial Officer of Holdings.

          (e) Audit Reports. Promptly upon their becoming available, (i) one copy of each interim or special audit made by independent accountants of the books of Holdings or Borrower and any management letter received from such accountants, and (ii) one copy of any significant reports submitted to Holdings or Borrower by the independent accountants in connection with each annual, interim or special audit of the financial statements of Holdings made by such accountants, including the management letter and other recommendations or correspondence submitted by such accountants to management in connection with the annual audit and any lawyer's response letters sent to such accountants.

          (f) Income Tax Returns and Reports. As soon as practicable after filing with the Internal Revenue Service, complete copies of any federal and state income tax returns and reports (other than any schedules thereto).

          (g) SEC and Other Reports. Promptly upon receipt thereof, one copy of each financial statement, report, notice, proxy statement or other material sent by Holdings to its stockholders generally and of each regular or periodic report, registration statement, prospectus or other material filed by Holdings with NASDAQ, any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which Holdings, Borrower or their Subsidiaries is a party, issued by any governmental agency, federal, foreign, state or local.

          (h) Officer's Certificates. As soon as available and in any event within 45 days following the end of each fiscal quarter (including the fourth quarter), a certificate of Holdings' Chief Financial Officer stating that such officer has reviewed the provisions of this Agreement and setting forth the information and computations (in sufficient detail) required in order to establish whether Holdings and Borrower were in compliance with the requirements of ss.6 (including the covenants set forth in the Schedules to this Agreement) at the end of such quarterly period. As soon as available and in any event within 30 days following the end of each month (including the final month of the fiscal year), a certificate of Holdings' Chief Financial Officer stating that such officer has reviewed the provisions of this Agreement and setting forth whether there existed as of the end of such month and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the such month any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action Holdings and Borrower is taking and proposes to take with respect thereto.

          (i) Capitalization Table. As soon as available and in any event within 45 days after the close of each fiscal quarter of Holdings, copies of a current capitalization table for Holdings and for the Borrower, in the form attached as and containing the information set forth in the Capitalization Schedule, showing all equity securities issued by Holdings and the Borrower (including all options, warrants, convertible securities or other derivative securities, regardless of the conversion or exercise price).

          (j) Trade Names and Locations. Borrower shall give the Purchaser at least thirty (30) days advance written notice of (i) any change of name or of any new trade name or fictitious business name of Borrower or its Subsidiaries, (ii) any change of the Borrower's jurisdiction of incorporation or organization, and (iii) any change in Borrower's or any Subsidiary's principal place of business or any change in the location of its books and records or the Collateral or of any new location for its books and records or the Collateral.

          (k) Inspection. Without limiting the foregoing, upon reasonable notice Holdings and Borrower shall permit the Purchaser (or such Persons as the Purchaser may designate, including representatives of the SBA) to visit and inspect, under the Company's guidance, any of the properties of Holdings, Borrower and their Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts from such books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision Holdings and Borrower authorize such accountants to discuss with the Purchaser the finances and affairs of Holdings and Borrower) all at such reasonable times and as often as may be reasonably requested. Holdings and Borrower shall reimburse the Purchaser for the reasonable out of pocket expenses for such visit and inspection.

          (l) Monthly Updates. Holdings will hold monthly meetings or telephone conference calls with the Purchaser no later than the 30th day of each month to review the preliminary results of Holdings' operations for the preceding month. Such meetings or conference calls shall also include a discussion of key operating and financial metrics concerning Holdings as mutually agreed upon by Holdings and the Purchaser.

          (m) Correspondence regarding Bank Indebtedness. Copies of any and all written notices or information regarding the Bank Indebtedness or other senior Indebtedness, promptly and in any event within five (5) Business Days of the date such notice or information is received from the Bank or any other financial institution provided financing to Holdings or Borrower, and at the same time as any such notice or information is sent by Holdings or the Borrower to the Bank or such other financial institution.

          (n) Other Information. With reasonable promptness and without duplication of information described above, such other data and information as the Purchaser may reasonably request, including monthly budgets, summaries of financial plans, information required by the SBA Schedule, all information reasonably requested by the Purchaser in order for it to prepare and file SBA Form 468 (Economic Data) and any other information reasonably requested or required by any governmental agency assessing jurisdiction over the Purchaser.

     6.7. Indebtedness. Holdings and Borrower shall not, and shall not permit any of their Subsidiaries to, create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness (including any Indebtedness in connection with Capital Leases), other than: (a) the Obligations; (b) the Bank Indebtedness and any other Indebtedness that is senior to the Purchaser, provided that such Indebtedness is on terms and conditions reasonably satisfactory to the Majority Purchaser and the total amount of such Bank Indebtedness and other Indebtedness does not exceed $6.1 million; (c) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business; (d) Indebtedness, including equipment leases and equipment financing, secured by purchase money security interests which are Permitted Liens, provided that the purchase of any asset subject to such Lien is permitted by the provisions of ss.6.10, and provided further that the maximum amount of Indebtedness incurred pursuant to this clause (d) in any calendar year may not exceed 70% of the Borrower's actual Capital Expenditures for such year that are permitted under ss.6.10, and (e) Indebtedness outstanding on the date of this Agreement and set forth on the Indebtedness Schedule.

     6.8. Transfers, Mergers, Leases and Limitations on Liens.

          (a) Transfers of Assets and Sale of Securities. Except as a result of condemnation or casualty loss, Holdings and Borrower will not, and will not permit any of their Subsidiaries to, sell, assign (by operation of law or otherwise), transfer or otherwise dispose of, or grant any option with respect to any of, any assets or property of, or any securities issued by, such Person, except that (i) Borrower and its Subsidiaries may sell inventory in the ordinary course of business; (ii) Holdings and its Subsidiaries may sell equipment no longer needed in the operation of Holdings' and its Subsidiaries' business, provided that such equipment is sold for fair market value on arms length terms and conditions; and (iii) any wholly-owned Subsidiary of Borrower may sell, lease or otherwise dispose of all or any part of its assets to Borrower or a wholly-owned Subsidiary of Borrower.

          (b) Mergers. Except as may be permitted by the Majority Purchaser in its reasonable discretion, Holdings and Borrower shall not, and shall not permit any of their Subsidiaries to, combine, consolidate or merge with or be a party to a merger, consolidation or similar business combination with any other Person, except that any wholly-owned Subsidiary of Borrower may merge or consolidate with or into Borrower or any other wholly-owned Subsidiary of Borrower, so long as, in any merger or consolidation involving Borrower, Borrower shall be the surviving or continuing entity, the common stock of Borrower shall be unchanged and no equity shall be issued by Borrower.

          (c) Liens. Except for Permitted Liens, Holdings and Borrower will not, and will not permit any of their Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the assets of such Person or any proceeds, income or profits therefrom.

          (d) No Negative Pledges. Holdings and Borrower will not, and will not permit any of their Subsidiaries to, enter into or assume any agreement (other than the Financing Documents and the documents related to the Bank Indebtedness) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

          (e) No Restrictions on Subsidiary Distributions. Except as provided in this Agreement and the documents relating to the Bank Indebtedness, Holdings and Borrower will not, and will not permit any of their Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by Borrower or any other Subsidiary of Borrower; (ii) pay any Indebtedness owed to Borrower or any other Subsidiary; (iii) make loans or advances to Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to Borrower or any other Subsidiary.

          (f) Leases. Holdings and Borrower shall not, and shall not permit any of their Subsidiaries to, become obligated, as lessee, under any lease of real or personal property if, at the time of entering into such lease and after giving effect thereto, the aggregate rent and other fixed payments payable by Holdings and its Subsidiaries on a consolidated basis in any one fiscal year thereafter under all such leases would exceed $400,000 annually.

          (g) Sale-Leasebacks. Holdings and Borrower shall not, and shall not permit any of their Subsidiaries to, enter into any arrangement whereby Holdings, Borrower or any such Subsidiary shall sell or transfer any property owned by Holdings, Borrower or any Subsidiary to any Person (other than the transfer of property owned by a wholly-owned Subsidiary of Borrower to Borrower or another wholly-owned Subsidiary of Borrower) and, following such sale or transfer, Holdings, Borrower or any Subsidiary shall lease or intend to lease, as lessee, the same property.

     6.9. Restricted Junior Payments. Holdings and Borrower shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that:

          (a) Subsidiaries of Borrower may make Restricted Junior Payments with respect to their common stock;

          (b) Holdings and the Borrower may make regularly scheduled interest and principal payments on any Indebtedness for borrowed money, and Borrower may make Restricted Junior Payments to Holdings sufficient to permit Holdings to make such payments; provided that (i) Holdings may make principal payments of $150,000 on or after the Closing Date and monthly principal payments of $37,000 to Equitas (together with regularly scheduled interest payments), and (ii) Holdings may make principal payments of $600,000 on or after the Closing Date, $600,000 on or after April 30, 2004, $25,000 monthly on or after the first of each month from June 1, 2003 through May 31, 2005, and $600,000 on or after June 1, 2005 to the holders of the Holden Debt (together with regularly scheduled interest payments);

          (c) Holdings and its Subsidiaries may make payments of compensation in any fiscal year to their officers and other employees so long as any such compensation to officers of Holdings is approved by the Board of Directors of Holdings;


          (d) Borrower may make Restricted Junior Payments to Holdings to permit Holdings to pay its usual and customary corporate and operating expenses, so long as no Event of Default shall have occurred and be continuing; and


          (e) Holdings may redeem its Preferred Stock as provided in Section 6.17, and Borrower may make Restricted Junior Payments to Holdings to permit such redemption.

     6.10. Capital Expenditures and Investments.

          (a) Holdings and Borrower shall not, and shall not permit any Subsidiary to, make any Capital Expenditures if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Holdings, Borrower and their Subsidiaries during any calendar year will exceed $1,000,000; provided, however, that so long as no Event of Default shall have occurred and be continuing, Holdings and Borrower may exceed such limits if Holdings has received the written consent of Holdings' Board of Directors and the Majority Purchaser.

          (b) Holdings and Borrower shall not, and shall not permit any of their Subsidiaries to, establish, create or acquire any subsidiary and shall not make or permit to exist investments in or loans to any other Person, except: (i) Cash Equivalents; (ii) reasonable loans and advances to employees for moving, entertainment, travel and other similar expenses reasonably incurred in the ordinary course of business; (iii) investments received by or issued to Holdings, Borrower or any Subsidiary on account or in settlement of any claim of Holdings, Borrower or any such Subsidiary against any other Person in any bankruptcy or similar insolvency proceeding involving such Person and (iv) any of Holding's Subsidiaries may make investments in or loans to Borrower.

          (c) Holdings and Borrower shall not, and shall not permit any of their Subsidiaries to, acquire the assets or property of any Person, other than pursuant to sales of inventory and purchases of equipment in the ordinary course of business, unless Holdings or Borrower has provided at least 45 days notice of any such acquisition and afforded the Purchaser with the opportunity to review all such documentation regarding such acquisition and to make such other investigation of the proposed acquisition as the Majority Purchaser may reasonably require.

     6.11. Guarantees. Except for endorsements of instruments or items of payment for collection in the ordinary course of business, and except for guarantees of the Bank Indebtedness, Holdings and Borrower shall not, and shall not permit any of their Subsidiaries to, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person (other than the Obligations), whether directly or indirectly by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise.

     6.12. Bank Indebtedness. Holdings and Borrower shall not cause or permit any waiver, amendment, consent or modification of the terms of the Bank Indebtedness without the prior consent of the Purchaser, except to the extent such waiver, amendment, consent or modification is permitted to be made without the consent of the Purchaser pursuant to the Intercreditor Agreement.

     6.13. Transactions with Affiliates. Holdings and Borrower shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of Holdings, its Subsidiaries and Affiliates, except for (a) payments permitted under ss.6.9, (b) other transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower and upon fair and reasonable terms which are fully disclosed to the Purchaser prior to such transaction and which are no less favorable to Borrower than it would obtain in a comparable arm's length transaction with an unaffiliated Person, and (c) transactions contemplated by the Financing Documents.

     6.14. Plans. Holdings and Borrower shall not, and shall not permit any of their Subsidiaries to, withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability in excess of $50,000 (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of Holdings, Borrower or their Subsidiaries pursuant to
Section 4608 of ERISA. Holdings and Borrower shall not, and shall not permit any of their Subsidiaries to, establish any new Employee Benefit Plan providing post-retirement welfare benefits or amend any such plan if the liability or increased liability resulting from such action could reasonably be expected, singly or in the aggregate with the liabilities resulting from all other such establishments or amendments, to exceed $50,000.

     6.15. Financial Covenants. Holdings and Borrower shall comply with the financial covenants set forth in the Financial Covenants Schedule.

     6.16. SBA Matters. Holdings and Borrower understand that certain of the Investors are Small Business Investment Companies licensed by the SBA, and that, in order for such Investors to acquire and hold the Note and the Warrant, such Investors must obtain from Holdings and the Borrower certain representations and rights set forth in the Representations and Warranties Schedule and an agreement to comply with certain covenants set forth in the SBA Schedule. As a material inducement to such Investors to enter into the this Agreement and to purchase the Note and the Warrant, Holdings and the Borrower make the representations and warranties set forth in the Representations and Warranties Schedule and agree to comply with the covenants set forth in the SBA Schedule.

     6.17. Preferred Stock; Use of Proceeds. Holdings shall redeem its Preferred Stock as it becomes redeemable during 2003 and may use up to $1.5 million in cash in order to fund such redemption, provided, however, that with the written consent of the Majority Purchaser, Holdings may use an additional $500,000 in cash to redeem such Preferred Stock. Holdings and Borrower shall use the proceeds from the Note and the Warrants solely as set forth in the Use of Proceeds Schedule.

     6.18. Holdings' and Borrower's Boards of Directors. Holdings and Borrower shall comply with all provisions of ss.14 of the Warrant Agreement, whether or not any Warrants or Warrant Shares are held by the Purchaser.


SECTION 7.        EVENTS OF DEFAULT AND REMEDIES.

     7.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used in this Agreement:

          (a) Default shall occur in the payment of interest on the Note and such Default shall not have been cured within 10 days of the date when such payment of interest shall have become due; or

          (b) Default shall occur in the making of any payment of the principal of or royalties on the Note and such Default shall not have been cured at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

          (c) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness (other than the Note) of Holdings, Borrower or any of their Subsidiaries having an aggregate principal amount of $100,000 or more and such default shall continue beyond the later of the period of grace, if any, allowed with respect thereto or 10 days; or

          (d) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Indebtedness (other than the Note) of Holdings, Borrower or any of their Subsidiaries having an aggregate principal amount of $100,000 or more has been or may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness of Holdings, Borrower or any of their Subsidiaries outstanding thereunder and shall not have been cured within 30 days of the date of such default or event; or

          (e) The maturity or due date of any payment on the Bank Indebtedness shall have been accelerated; or

          (f) Default shall occur in the observance or performance by Holdings, Borrower or their Subsidiaries of any covenant or agreement contained in ss.6 or any other provision of this Agreement or any other Financing Document, provided, however, that in the case of any such Default in the observance or performance by Holdings, Borrower or their Subsidiaries of any covenant or agreement contained in ss.ss.6.2, 6.3(a), 6.6(a)-(d) or 6.17, such Default is not remedied or waived within 15 days after written notice from the Purchaser; or

          (g) Any representation or warranty made by Holdings or Borrower in this Agreement (the Schedules and Exhibits to this Agreement) or in any other Financing Document, or made by Holdings or Borrower in any statement or certificate furnished by Holdings or Borrower in connection with the consummation of the issuance and delivery of the Note or the Warrant or furnished by Holdings or Borrower pursuant hereto or pursuant to any other Financing Document, is untrue as of the date of the issuance or making thereof; or

          (h) Final judgment or judgments for the payment of money aggregating in excess of $300,000 in any one calendar year is or are outstanding against Holdings or Borrower or their Subsidiaries or against any property or assets of any of them unless such judgment is fully covered by insurance and the insurer with respect thereto has admitted liability therefor; or

          (i) A custodian, liquidator, trustee or receiver is appointed for Holdings or Borrower or for the major part of its property and is not discharged within 60 days after such appointment; or

          (j) Holdings or Borrower becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or Holdings or Borrower applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for such Holdings or Borrower or for the major part of any of its property; or

          (k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against Holdings or Borrower and, if instituted against Holdings or Borrower, are consented to or are not dismissed within 60 days after such institution; or

          (l) The occurrence of a Change of Control.

     7.2. Notice of Event of Default. When any Event of Default described in the foregoing ss.7.1 has occurred, Holdings and Borrower shall immediately give notice of such Event of Default to each holder of the Note.

     7.3. Acceleration of Maturities. When an Event of Default described in ss.7.1(i) through (k), inclusive, has happened and is continuing, the entire principal and all royalties and interest accrued on the Note shall be automatically and without any action on the part of the Purchaser become due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any other Event of Default has happened and is continuing, the Majority Purchaser may, by notice to Borrower, declare the entire principal and all royalties and interest accrued on the Note to be, and the Note shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. Upon any such acceleration, Borrower will forthwith pay to the Purchaser the entire principal and royalties and interest accrued on the Note. No course of dealing on the Purchaser's part nor any delay or failure on its part to exercise any right shall operate as a waiver of such right or otherwise prejudice the Purchaser's rights, powers and remedies. Holdings and Borrower further shall, to the extent permitted by law, pay to the Purchaser all reasonable costs and expenses incurred by the Purchaser in the collection of the Purchaser's Note upon any default under this Agreement or on the Note, including expenses and reasonable fees of the Purchaser's attorneys.

     7.4. Remedies. If any Event of Default shall have occurred and be continuing, then in addition to and not in limitation of any rights or remedies available to the Purchaser at law or in equity or as provided in this Agreement or otherwise available, the Majority Purchaser may exercise, in respect of the Collateral, all other rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral).

     7.5. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Purchaser from or on behalf of Borrower, and Borrower hereby irrevocably agrees that the Majority Purchaser shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as the Majority Purchaser may deem advisable notwithstanding any previous entry by the Purchaser upon any books and records.

     7.6. Waivers, Non-Exclusive Remedies. No failure on the part of the Purchaser to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Financing Documents shall operate as a waiver thereof; nor shall any single or partial exercise by the Purchaser of any right under this Agreement or any other Financing Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Financing Documents are cumulative and are not exclusive of any other remedies provided by law.

     7.7. Marshaling; Payments Set Aside. The Purchaser shall not be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to the Purchaser or the Purchaser enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.


SECTION 8.        MISCELLANEOUS.

     8.1. Action by Purchaser; Amendments and Waivers. Any action by Purchaser pursuant to this Agreement, including any notice, waiver, modification, supplement, variation or amendment of any provision of this Agreement, may be taken by the Majority Purchaser, pursuant to an instrument in writing signed by the Majority Purchaser (and shall only be taken by the Majority Purchaser), provided, however, that no such action shall, without the consent of all holders of the Note: (a) extend any scheduled payment or required prepayment date or extend the maturity date of the Note, (b) reduce the principal or royalty or interest rate or any premium on the Note, or (c) amend the provisions of this ss.8.1.

     8.2. Powers and Rights Not Waived. No delay or failure on the part of the Purchaser in the exercise of any power or right shall operate as a waiver thereof. No single or partial exercise of any power or right shall preclude any other or further exercise thereof, or the exercise of any other power or right. The rights and remedies of the Purchaser pursuant to the Note and this Agreement are cumulative to, and are not exclusive of, any rights or remedies the Purchaser would otherwise have.

     8.3. Expenses and Other Fees. In addition to the fees and costs contemplated by the Fee Schedule, Holdings and Borrower shall pay to the Purchaser and save the Purchaser harmless from all reasonable expenses relating to any proposed or actual amendment, waivers or consents pursuant to the provisions of this Agreement, including any amendments, waivers or consents resulting from any work-out, renegotiation or restructuring relating to the performance by Holdings and Borrower of its obligations under this Agreement, the Note and the other Financing Documents. Holdings and Borrower also shall pay and hold the Purchaser harmless against any liability for brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement and the other Financing Documents other than fees or commissions incurred by the Purchaser. The obligations of Holdings, the Company and the Co-Borrowers to pay all reasonable expenses and any brokerage fees and commissions pursuant to this ss.8.3 are joint and several.

     8.4. Future Financings. If Holdings or Borrower authorizes the issuance or sale of any subordinated Indebtedness (the "Additional Debt"), then Holdings or Borrower shall first offer to sell the Additional Debt to the Purchaser. The Purchaser shall be entitled to purchase the Additional Debt at the most favorable price and on the most favorable terms as the Additional Debt is offered to any other Person. In order to exercise its purchase rights under this ss.8.4, within 30 days after receipt of written notice from Holdings or Borrower describing in reasonable detail the terms and conditions of the Additional Debt, the Purchaser must deliver a written notice to Holdings or Borrower describing whether it will purchase all or part of the Additional Debt under this ss.8.4. The closing of the purchase and sale of the Additional Debt pursuant to the provisions of this ss.8.4 shall occur at a place and on a date which are agreed to by Holdings or Borrower and the Purchaser, but no more than 60 days after the date of the election by the Purchaser. Upon the expiration of the 30 day offering period described above, Holdings or Borrower shall be entitled to sell the Additional Debt which the Purchaser has not elected to purchase during the 60 days following such expiration, on terms and conditions no more favorable to the purchasers than those offered to the Purchaser.

     8.5. Indemnification. In addition to the payment of expenses pursuant to ss.8.3, whether or not the transactions contemplated hereby shall be consummated, Holdings and Borrower agree to indemnify, pay and hold the Purchaser and any holder of the Note, and each of the Purchaser's and such holder's respective officers, directors, partners, employees, agents, representatives, affiliates and attorneys (collectively called the "Indemnified Persons") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, tax liabilities, broker's or finders fees, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnified Persons in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Person shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnified Person, in any manner relating to or arising out of (a) the negotiation, execution, delivery, performance, administration, or enforcement of any of the Financing Documents,
(b) any of the transactions contemplated by the Financing Documents, (c) any breach by Holdings or Borrower of any representation, warranty, covenant, or other agreement contained in any of the Financing Documents, (d) the presence, release, threatened release, disposal, removal, or cleanup of any Hazardous Material located on, about, within or affecting any of the properties or assets of Holdings, Borrower and their Subsidiaries, (e) any violation of any applicable Environmental Law for which Holdings, Borrower or their Subsidiaries is liable, (f) the statements contained in any prior agreements among the parties, (g) the Purchaser's agreement to enter into this Agreement and make the loans under this Agreement, or (h) the use or intended use of the proceeds of the Note (the liabilities specified in clauses (a) through (h) are collectively referred to as the "Indemnified Liabilities"); provided, however, that Holdings and Borrower shall have no obligation to an Indemnified Person under this Agreement with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnified Person as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Holdings and Borrower shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Persons or any of them. The obligations of Holdings, the Company and the Co-Borrowers to indemnify the Indemnified Persons against any Indemnified Liabilities pursuant to this ss.8.4 are joint and several.

     8.6. No Fiduciary Relationship.

          (a) No provision in this Agreement or in any of the other Financing Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by the Purchaser to Holdings or Borrower.

          (b) Neither the Purchaser, nor any of its affiliates, officers, directors, employees, attorneys, partners or agents, shall have any liability with respect to, and Holdings and Borrower hereby waive, release and agree not to sue any of them upon, any claim for any special, indirect, incidental or consequential damages suffered or incurred by Holdings or Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Financing Documents, or any of the transactions contemplated by this Agreement or any of the other Financing Documents. Notwithstanding the forgoing, each Investor shall be individually (and not jointly) liable for any breach by such Investor of any representation, warranty or covenant contained in the Financing Documents. Holdings and Borrower hereby waive, release and agree not to sue the Purchaser or any of the Purchaser's affiliates, officers, directors, employees, attorneys, partners, representatives or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Financing Documents, or any of the transactions contemplated by this Agreement or any of the Financing Documents.

          (c) All attorneys, accountants, appraisers and other professional Persons and consultants retained by the Purchaser shall have the right to act exclusively in the interest of the Purchaser and shall have no duty of disclosure, duty of loyalty, duty of care or other duty or obligation of any type or nature whatsoever to Holdings or Borrower or to their stockholders or any other Person; provided, however, that such limitation shall not apply to any such Person to the extent such Person is serving as a director or officer of Holdings or Borrower.

     8.7. Loss, Theft, Etc. of Note. Upon receipt of evidence satisfactory to Borrower of the loss, theft, mutilation or destruction of the Note, and, if reasonably requested by Borrower, a reasonable indemnification by the holder of the Note, Borrower shall make and deliver without expense to such holder a new Note, of like tenor and issue, in lieu of such lost, stolen, destroyed or mutilated Note.

     8.8. Notices. Any notice, demand or delivery to be made pursuant to the provisions of this Agreement shall be in writing and, except as otherwise provided in ss.8.13 be given by prepaid overnight delivery, in which case such notice shall be deemed to have been given or made one Business Day after the date sent, or (b) be given by personal delivery, confirmed telegram or confirmed facsimile transmission, in which case such notice shall be deemed to have been made or given when received. Notices given by Holdings or Borrower shall be addressed to the Purchaser at the addresses set forth on the Schedule of Purchasers, and notices given by the Purchaser shall be addressed to Holdings and Borrower at 1658 Cole Boulevard, Suite 130, Golden, Colorado 80401-8944, facsimile 303-233-0895; the Purchaser, Holdings and Borrower may each designate a different address by notice to the other in the manner provided in this ss.8.8.

     8.9. Successors and Assigns. This Agreement and the rights evidenced hereby shall inure to the benefit of and be binding upon and the successors and permitted assigns of Holdings, Borrower and the Purchaser, provided that this Agreement and such rights shall not be assigned by Holdings and Borrower without the prior written consent of the Purchaser.

     8.10. Survival of Covenants and Representations. All covenants, representations and warranties of Holdings and Borrower in this Agreement and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and delivery of this Agreement, the Note and the other Financing Documents. Notwithstanding anything in this Agreement implied by law to the contrary, the provisions of ss.8.3 and ss.8.5 shall survive the payment of the Note and the termination of this Agreement.

     8.11. Headings; Counterparts. The table of contents and the descriptive headings of sections of this Agreement are provided solely for convenience of reference and shall not, for any purpose, be deemed a part of this Agreement. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

     8.12. Governing Law. This Agreement and all matters concerning this Agreement, including the Note, shall be governed by the laws of the State of Colorado for contracts entered into and to be performed in such state without regard to principles of conflicts of laws.

     8.13. Consent to Jurisdiction. HOLDINGS AND BORROWER HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DENVER, STATE OF COLORADO AND IRREVOCABLY AGREE THAT, SUBJECT TO THE MAJORITY PURCHASER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH OF HOLDINGS AND BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, OR ANY OTHER FINANCING DOCUMENT. EACH OF HOLDINGS AND BORROWER SHALL MAINTAIN THE APPOINTMENT OF A REGISTERED AGENT FOR SERVICES IN COLORADO, AND AGREES THAT ITS AGENT MAY RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY HOLDINGS AND BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY THE PURCHASER BY REGISTERED MAIL TO HOLDINGS AND BORROWER AT THEIR ADDRESS PROVIDED IN ss.8.8 AND SHALL BE DEEMED TO HAVE BEEN RECEIVED BY HOLDINGS AND BORROWER FIVE (5) DAYS AFTER BEING SO MAILED. IF ANY AGENT APPOINTED BY HOLDINGS OR BORROWER REFUSES TO ACCEPT SERVICE, EACH OF HOLDINGS AND BORROWER HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF PURCHASER TO BRING PROCEEDINGS AGAINST HOLDINGS OR BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

     8.14. Waiver of Jury Trial. EACH OF HOLDINGS, BORROWER AND THE PURCHASER HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (A) THIS AGREEMENT OR ANY OF THE FINANCING DOCUMENTS, OR (B) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN THE PURCHASER AND HOLDINGS OR BORROWER; OR (C) ANY CONDUCT, ACTS OR OMISSIONS OF HOLDINGS, BORROWER OR THE PURCHASER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH HOLDINGS, BORROWER OR THE PURCHASER; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN TORT OR OTHERWISE. EACH OF HOLDINGS, BORROWER AND THE PURCHASER ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF HOLDINGS, BORROWER AND THE PURCHASER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE FINANCING DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTE. EACH OF HOLDINGS, BORROWER AND THE PURCHASER FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

IN WITNESS WHEREOF, this Agreement has been duly executed as of May 12, 2003.

HOLDINGS:
ACT Teleconferencing, Inc.


By ________________________________
Its ________________________________

COMPANY:
ACT Teleconferencing Services, Inc.


By ________________________________
Its ________________________________

CO-BORROWER:
ACT VideoConferencing, Inc.


By ________________________________
Its ________________________________

CO-BORROWER:
ACT Proximity, Inc.


By ________________________________
Its ________________________________

CO-BORROWER:
ACT Research, Inc.


By ________________________________
Its ________________________________


INVESTORS:

         NEWWEST MEZZANINE FUND LP
         By Touchstone Capital Group LLLP, General Partner


-----------------------------------
David L. Henry, Managing General Partner

                             KCEP VENTURES II, L.P.
         By KCEP II, LC, General Partner


-----------------------------------
Terry Matlack, Managing Director

         CONVERGENT CAPITAL PARTNERS I, L.P.
         By Convergent Capital, LLC, General Partner


-----------------------------------
Keith Bares, Executive Vice President


JAMES F. SEIFERT MANAGEMENT TRUST DATED OCTOBER 8, 1992
By James F. Seifert and Nancy L. Seifert, as  Trustees and not individually


-----------------------------------
James F. Seifert, Trustee


-----------------------------------
Nancy L. Seifert, Trustee
1.1

                               Purchasers Schedule


Name and Address               Principal Amount of      Shares Obtainable Upon
of Investor                    Note Being Purchased     Exercice of Warrant
                                                        Being Purchased (subject
                                                        to Adjustment subject
                                                        to the Warrant)


NewWest Mezzanine Fund LP
1700 Lincoln Street, Suite 2000
Denver, Colorado 80203
Fax (303) 832-6154
                                  $1,696,500                     541,667

KCEP Ventures II, L.P.
Country Club Plaza
233 West 47th Street
Kansas City, MO  64112
Fax (816) 960-1777
                                  $2,871,000                      916,667

Convergent Capital Partners I L.P.
5353 Wayzata Blvd., Suite 205
Minneapolis, MN 55416
Fax (952) 595-8113
                                  $1,696,500                      541,667

James F. Seifert Management Trust dated October 8, 1992
The Law Building
225 2nd Street, S.E., Suite 300
Cedar Rapids, IA 52401-1400
Fax (319) 362-7586
                                  $1,044,000                      333,333

Total                           $7,308,000                      2,333,334

                              Definitions Schedule

                        Definitions used in the Agreement

"Affiliate" means any Person Controlling, Controlled by or under common Control with another Person. Without limiting the generality of the foregoing, each of the following shall be an Affiliate of the Company: any officer or director of the Company, any five percent (5%) or greater holder of Shares of Holdings, and any other Person with whom or which the Company has common shareholders, officers or directors. Notwithstanding the foregoing, the Purchaser shall not be deemed to be an Affiliate of the Company.

"Bank" means Vectra Bank Colorado, National Association.

"Bank Agreement" means the Revolving Credit and Term Loan Agreement between the Company and the Bank, dated as of 0ctober 16, 2002.

"Bank Indebtedness" shall mean all Indebtedness to the Bank incurred in connection with the Bank Agreement, so long as the total principal amount of Indebtedness owed to the Bank does not exceed $6.1 million (as reduced by the amount of all payments of principal term loan facilities and the amount of all commitment reductions on revolving loan facilities).

"Business Days" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Colorado or a day on which banking institutions located in Colorado are closed.

"Capital Expenditures" means all expenditures made and liabilities incurred, in accordance with GAAP, for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one (1) year and including those arising in connection with Capital Leases.

"Capital Lease" means any lease of property by Borrower that, in accordance with GAAP, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Borrower.

"Cash   Equivalents"   means:  (a)  marketable  direct   obligations  issued  or
unconditionally guarantied by the United
States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Ratings Services, or at least P-1 from Moody's Investors Service, Inc.; and (c) certificates of deposit or bankers' acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $1,000,000,000 and not subject to setoff rights in favor of such bank.

"Change of Control" means the occurrence or existence of any change of Control of Holdings or its Subsidiaries, whether occurring through merger, sale of assets or stock, exchange of securities or otherwise, including but not limited to any two of Mr. Gerry Van Eeckhout, Mr. Gavin Thomson or Mr. Gene Warren ceasing to serve in a full-time capacity as officers of Holdings, unless a successor who is satisfactory to the Majority Purchaser in its sole discretion shall be appointed.

"Closing Date" has the meaning set forth in ss.2.4.

"Collateral" has the meaning set forth in ss.2.1.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise.

"Default" means any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

"Employee Benefit Plan" means any employee benefit plan within the meaning of ERISA which is maintained for the benefit of any employees of Holdings, Borrower or their Subsidiaries.

"Environmental Laws" means any present or future federal, state, local or foreign law, rule, regulation or order relating to pollution, waste, disposal or the protection of human health or safety, plant life or animal life, natural resources or the environment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

"ERISA Affiliate" means any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Internal Revenue Code or 1986, as amended, or Section 4001 of ERISA.

"Event of Default" has the meaning set forth in ss.7.1.

"Financing Documents" means and includes this Agreement, the Warrant, the Note and all other instruments, documents, financing statements and agreements executed by or on behalf of Holdings or Borrower delivered concurrently with this Agreement or at any time hereafter to or for the benefit of the Purchaser in connection with this Agreement and the transactions contemplated by this Agreement, each as amended from time to time.

"GAAP" means U.S. generally accepted accounting principles at the time, consistently applied.

"Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) friable asbestos or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

"Indebtedness" means all of Holdings' and Borrower's present and future obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether under written or oral agreement, operation of law or otherwise, including (a) the Obligations, (b) obligations and liabilities of any Person secured by a Lien upon property owned by Holdings or Borrower, even though Holdings or Borrower has not assumed or become liable for such obligations and liabilities, (c) obligations and liabilities created or arising under any lease (including Capital Leases) or conditional sales contract or other title retention agreement with respect to property used or acquired by Holdings or Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession, (d) all unfunded pension fund obligations and liabilities and (e) all deferred taxes.

"Indemnified Liabilities" has the meaning set forth in ss.8.4.

"Indemnified Persons" has the meaning set forth in ss.8.4.

"Intercreditor Agreement" means the Intercreditor Agreement, dated as of the date of this Agreement, between the Bank and the Purchaser, setting forth the rights and obligations of the parties as to payments upon the Bank Indebtedness and the Note.

"Lien" means any lien, mortgage, pledge, security interest, claim, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

"Majority Purchaser" means the holder or holders at the relevant time (excluding Holdings, and its Subsidiaries) of more than 50% in outstanding principal amount of the aggregate Notes held by NewWest Mezzanine Fund LP, KCEP Ventures II, L.P. and Convergent Capital Partners I, L.P.

"Material Adverse Effect" means a material adverse effect upon (a) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings, Borrower and their Subsidiaries taken as a whole, (b) the ability of Holdings or Borrower to perform its payment obligations under any Financing Document to which it is a party, or (c) the Purchaser to enforce or collect any of the Obligations.

"Multiemployer Plan" has the meaning given to such term under ERISA.

"Note" shall each have the meaning set forth in ss.2.1 and include any Note or Notes issued in exchange or in substitution therefor.

"Obligations" means all obligations, liabilities and Indebtedness of every nature of Holdings or Borrower from time to time owed to the Purchaser under the Financing Documents, including the principal amount of all debts, claims and Indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable.

"Permitted Liens" means Liens in favor of the Purchaser and the following additional Liens: (a) Liens for taxes, assessments or other governmental charges not yet due and payable (other than Liens relating to ERISA and Liens relating to claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders concerning Hazardous Materials); (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, provided such Liens are incurred in the ordinary course of business and are (i) for sums not more than thirty (30) days delinquent or (ii) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which appropriate reserves have been established in accordance with GAAP; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights of way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Holdings or Borrower; (e) Liens for purchase money obligations and equipment financing, provided that (i) the purchase of the asset subject to any such Lien is permitted under ss.6.10 and (ii) such Lien encumbers only the asset so purchased; (f) Liens in favor of the holder of the Bank Indebtedness or any other holder of permitted senior Indebtedness, and (g) Liens in favor of Compunetix securing equipment purchased from Compunetix.

"Person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

"Plan" means a "pension plan" as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate, or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

"Preferred Stock" means Holdings' 6.5% Series C Convertible Preferred Stock.

"Projections" means Holdings' forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capital expenditure statements, together with appropriate supporting details and statements of underlying assumptions.

"Purchaser" means, collectively, each of NewWest Mezzanine Fund LP, a Colorado limited partnership, KCEP Ventures II, L.P., a Missouri limited partnership, Convergent Capital Partners I, L.P., a Delaware limited partnership, and James
F. Seifert Management Trust dated October 8, 1992.

"Restricted Junior Payment" means: (a) any dividend or other distribution, direct or indirect, on account of any equity securities (including warrants, options and other rights to acquire equity securities) of Holdings or any of its Subsidiaries now or hereafter outstanding; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Indebtedness for borrowed money (other than the Note) of Holdings or any of its Subsidiaries now or hereafter outstanding; (c) any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any equity securities (including warrants, options and other rights to acquire equity securities) of Holdings or any of its Subsidiaries now or hereafter outstanding (other than the Warrant); and (d) any payment by Holdings or any of its Subsidiaries of any compensation, management fees or similar payments to any Affiliate, whether pursuant to a management agreement, employment agreement, compensation or bonus plan or otherwise.

"SBA" means the federal Small Business Administration.

"SBIA" means the federal Small Business Investment Act and the regulations thereunder, including Title 13, Code of Federal Regulations, Part 107.

"Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

"Shares" means shares of Holdings' common stock, no par value.

"Subsidiary" means any corporation, partnership, limited liability company or other entity in which Holdings, the Company or the Co-Borrowers owns, directly or indirectly, at least 50% of the voting equity securities or at least 50% of the economic interests.

"Triggering Event" means (a) a Change of Control, (b) any combination, consolidation or merger between Holdings and any partnership, limited liability company or corporation or other entity, unless (i) Holdings is the surviving entity and (ii) the holders of Shares immediately prior to such transaction hold, immediately after such transaction, at least a majority of the equity securities of Holdings, (c) sale of all or substantially all of the assets of Holdings in one or a series of related transactions (including any sale of any equity securities of the Company or the Co-Borrowers), (d) consummation of any public offering of equity securities by Holdings or its successors under the Securities Act in which the net proceeds to Holdings are greater than $15,000,000, or (e) the occurrence of any Event of Default.

"UCC" shall mean the Uniform Commercial Code as in effect on the date of this Agreement in the State of Colorado, as amended from time to time, and any successor statute.

"Warrants" shall have the meaning set forth in ss.2.3.

                    Representations and Warranties Schedule


Holdings and Borrower represents and warrants to the Purchaser as follows:

     1. Organization and Authority. Holdings, Borrower and their Subsidiaries:

          (a) are corporations, duly organized, validly existing and in good standing under the laws of the jurisdiction in which each was organized,

          (b) each has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted except where the failure to have such licenses and permits, either singularly or in the aggregate, would not have a Material Adverse Effect;

          (c) the Financing Documents have been duly authorized by all requisite corporate action, and the Financing Documents have been duly executed and delivered;

          (d) The execution, delivery and/or performance by Holdings and Borrower of the Financing Documents will not (i) constitute a violation of any applicable law or a breach of any provision contained in Holdings or Borrower's charter or bylaws or contained in any order of any court or other governmental agency or in any agreement, instrument or document to which Holdings or Borrower is a party or by which Holdings or Borrower or any of their assets or properties is bound or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Holdings or Borrower's assets or properties (other than in favor of Purchaser under this Agreement); and

          (e) each is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary except where the failure to be so licensed, qualified or in good standing, either singularly or in the aggregate, would not have a Material Adverse Effect.

     2. Financial Information.

          (a) All financial statements concerning Holdings and its Subsidiaries which have been or will hereafter be furnished by Holdings and its Subsidiaries to the Purchaser pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. The Projections delivered and to be delivered have been and will be prepared by Holdings in light of the past operations of the business of Holdings and its Subsidiaries, and such Projections represent and will represent the good faith estimate of Holdings and its senior management concerning the most probable course of its business as of the date such Projections are prepared and delivered.

          (b) Holdings and its Subsidiaries have no contingent liability or contingent obligation which is not listed in Holdings' financial statements or otherwise disclosed in writing to the Purchaser, except for liabilities arising in the ordinary course of business since the most recent date of such financial statements.

     3. Indebtedness. Holdings and its Subsidiaries have no Indebtedness as of the date of this Agreement other than Indebtedness reflected on the Indebtedness Schedule and Indebtedness to trade creditors incurred in the ordinary course of business.

     4. Full Disclosure. None of the financial information referred to in ss.2 of this Schedule, the Agreement, any Financing Document, and any other written statement furnished by Holdings, Borrower or their agents to the Purchaser in connection with the negotiation of the sale of the Note and the Warrants, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in this Agreement not misleading. To Holdings and Borrower's knowledge, there is no fact peculiar to Holdings or its Subsidiaries which Holdings or Borrower has not disclosed to the Purchaser in writing that could reasonably be expected to have a Material Adverse Effect. The Projections are based upon good faith estimates and assumptions believed by such Persons to be reasonable at the time made. To the extent the Projections have not been prepared on a basis consistent with the historical financial statements of Holdings, Holdings has disclosed such to the Purchaser. The Projections are attached to this Agreement as the Projections Schedule.

     5. Pending Litigation. There are no proceedings pending or, to the knowledge of Holdings or Borrower, threatened against or affecting Holdings or its Subsidiaries in any court or before any governmental authority or arbitration board or tribunal, except the CapEx litigation, the SaBell and Mancuso claims under investigation by the EEOC, and an alleged sexual harassment claim by an employee of ACT Proximity, Inc., none of which could reasonably be expected to result in a Material Adverse Effect.

     6. Title to Properties. Holdings and its Subsidiaries have good and marketable title, free and clear of all Liens, to all property each owns, including property reflected in Holdings' most recent financial statements, except as sold or otherwise disposed of in the ordinary course of business and except for Permitted Liens. Holdings and its Subsidiaries hold valid leaseholds or licenses in all property used by Holdings and its Subsidiaries that is not owned by Holdings or its Subsidiaries, and there are no actual, or, to Holdings or Borrower's knowledge, threatened or alleged, defaults with respect to any such leases or licenses.

     7. Patents and Trademarks. Holdings or its Subsidiaries owns, possesses, has applied for or has the right to use pursuant to valid licenses all of the patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and projected conduct of their business, without any known conflict with the rights of others.

     8. Sale is Legal and Authorized. The sale of the Note and the Warrants by Holdings and Borrower and compliance by Holdings and Borrower with all of the provisions of the Financing Documents:

          (a) are within its powers;

          (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under Holdings or Borrower's charter or bylaws or any indenture or other agreement or instrument to which Holdings or its Subsidiaries is a party or by which they may be bound or result in the imposition of any Liens or encumbrances on any of their property (other than as contemplated in the Agreement and the other Financing Documents); and

          (c) have been duly authorized by proper corporate action on the part of Holdings and Borrower (no action by Holdings' shareholders being required by law, by its charter or bylaws or otherwise), and the Financing Documents constitute the legal, valid and binding obligations, contracts and agreements of Holdings and Borrower, enforceable in accordance with their respective terms.

     9. No Defaults. No Default or Event of Default has occurred and is continuing. Holdings and its Subsidiaries are not in default in the payment of principal or interest on any Indebtedness and are not in default under any instrument or instruments or agreements under and subject to which any Indebtedness has been issued. No event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

     10. Governmental Consent. No further approval, consent or withholding of objection on the part of any regulatory body, federal, state or local, is necessary in connection with the execution and delivery by Holdings and Borrower of the Financing Documents or compliance with any of the Financing Documents.

     11. Taxes. All tax returns required to be filed by Holdings and its Subsidiaries in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon any of them or upon any of their properties, income or franchises that are shown to be due and payable in such returns have been paid. Holdings and Borrower do not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no controversy in respect of additional federal or state income taxes due since such date is pending or, to the knowledge of Holdings or Borrower, threatened. The provisions for taxes on the books of Holdings and its Subsidiaries are adequate for all open years, and for its current fiscal period.

     12. ERISA. Holdings and each of its Subsidiaries and ERISA Affiliates is in compliance with all applicable provisions of ERISA, the Internal Revenue Code and all other applicable laws and the regulations and interpretations thereof with respect to all Plans. No liability has been incurred by Holdings, any of its Subsidiaries or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Plan.

     13. Compliance with Law. Neither Holdings nor its Subsidiaries (a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject, the violation of which could reasonably be expected to have a Material Adverse Effect; or (b) has failed to obtain or apply for the transfer of any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain could reasonably be expected to have a Material Adverse Effect. Holdings and its Subsidiaries are not in default with respect to any order of any court or governmental authority or arbitration board or tribunal, which default could reasonably be expected to have a Material Adverse Effect. Holdings and its Subsidiaries are not, and after giving effect to the transactions contemplated by the Agreement will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

     14. Compliance with Environmental Laws. Holdings and its Subsidiaries are not in violation of any applicable Environmental Law which could reasonably be expected to have a Material Adverse Effect. Holdings and its Subsidiaries have obtained and maintained in effect all permits, licenses or other authorizations required by applicable Environmental Laws, except to the extent any failure to obtain or maintain such would not have a Material Adverse Effect. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the knowledge of Holdings and Borrower, threatened, or judgments or orders relating to any Hazardous Materials asserted or, to the knowledge of Holdings and Borrower, threatened against Holdings or its Subsidiaries or relating to any real property currently or formerly owned, leased or operated by Holdings or its Subsidiaries.

     15. Solvency. On the date of this Agreement and after giving pro forma effect to the Indebtedness created by the Note:

          (a) On a consolidated basis, the fair saleable value of the property of the Borrower on a going concern basis is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of the Borrower on the date of this Agreement; and

          (b) the Borrower is able to pay all of its consolidated liabilities as they mature and does not have unreasonably small capital for the business about to be engaged.

          In computing the amount of contingent or liquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     16. Employee Matters.

          (a) Neither Holdings nor its Subsidiaries are a party to any management, consulting, employment or other agreement with any of the shareholders, directors or officers of the Company or their respective Affiliates, other than the Employee Agreements and employment agreements with Carolyn Van Eeckhout, Richard Parlato, and Robert Kaphan.

          (b) (i) neither Holdings, its Subsidiaries nor any of their employees are subject to any collective bargaining agreement, (ii) no petition for certification or union election is pending with respect to the employees of Holdings or its Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of Holdings and its Subsidiaries and (iii) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Holdings and Borrower after due inquiry, threatened between Holdings or its Subsidiaries and their employees, other than employee grievances arising in the ordinary course of business, which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     17. Use of Proceeds. Borrower shall use the proceeds from the Note and the Warrants solely as set forth in the Use of Proceeds Schedule.

     18. Ownership of Borrower. Upon closing of this Agreement, all of the issued and outstanding capital stock of Borrower will be held by Holdings. All such capital stock is duly authorized and validly issued, fully paid, nonassessable, free and clear of any liens, and issued in compliance with all applicable federal and state laws, including securities laws. Borrower has no outstanding warrants, options or other obligations to issue securities. No shareholder or other Person is entitled to any preemptive or similar rights with respect to any interest in any Borrower.

     19. Shares. When issued upon exercise in full of the Warrants, the Shares held by the Purchaser shall be validly issued, fully paid and nonassessable, and, assuming no further issuances of Shares, shall constitute in the aggregate 15.00% of the Shares, on a fully diluted basis taking into account the exercise or conversion of all outstanding derivative securities relating to the Shares. Holdings shall keep reserved the total number of Shares issuable at any time (which number shall be increased or decreased in accordance with the terms of the Warrants) upon exercise, in full or in part, of the Warrants. Any antidilution provisions included in any security issued by Holdings and that would or might be triggered by the issuance of the Warrant or the Shares to be issued upon exercise of the Warrant have been duly waived by the holders of such securities, other than the warrant held by GMN Investors II, L.P. and the Preferred Stock.

     20. Subsequent Events. Since December 31, 2002, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Holdings or Borrower and, without limiting the generality of the foregoing, since December 31, 2002, neither Holdings nor Borrower has engaged in any practice, taken any action, or entered into any transaction outside the ordinary course of business other than in connection with transactions contemplated by the Financing Documents.

     21. Compliance with SBIA Requirements.

          (a) Borrower has not engaged in any activities and shall not hereafter engage in any activities or use directly or indirectly the proceeds from the issuance of the Note or any proceeds received from shareholders of Holdings for any purpose for which a Small Business Investment Company is prohibited from providing funds by the SBIA.

          (b) Neither Borrower nor any of its officers, directors, or shareholders or, to the best of Borrower's knowledge, its employees directly or indirectly own or control, or are related to any Person who owns or controls, any interest in, or is an officer, director, employee, shareholder, or agent of, the Purchaser or any entity in any way related to or affiliated with the Purchaser or any other Small Business Investment Company.

          (c) Neither Holdings nor any of its Subsidiaries has received, is receiving, or has any intention to apply for any assistance from the SBA or any Small Business Investment Company other than the Purchaser.

          (d) Holdings, together with its "affiliates" (as that term is defined in Title 13, Code of Federal Regulations, ss.121.103), is a "small business concern" within the meaning of the SBIA, including Title 13, Code of Federal Regulations, ss.121.301(c). The information set forth in the SBA Forms 480, 652 and Part A of Form 1031 regarding Holdings and its affiliates, delivered to the Purchaser on or prior to the Closing Date, is accurate and complete.

          (e) Neither Holdings' nor any of its Subsidiaries' primary business activity involves, directly or indirectly, providing funds to others, the purchase or discounting of debt obligations, factoring or long-term leasing of equipment with no provision for maintenance or repair, and neither Holdings nor any of its Subsidiaries is classified under Major Group 65 (Real Estate) of the SIC Manual. The assets of the business of Holdings and its Subsidiaries (the "Business") will not be reduced or consumed, generally without replacement, as the life of the Business progresses, and the nature of the Business does not require that a stream of cash payments be made to the Business' financing sources, on a basis associated with the continuing sale of assets (examples of such businesses would include real estate development projects and oil and gas wells). (See 13 C.F.R. ss.107.720)

          (f) Holdings is in full compliance with, the provisions of the SBIA. The aggregate consolidated tangible net worth of Holdings and all other business entities affiliated with Holdings does not exceed $18 million and Holdings' consolidated average net income for the last two fiscal years has not exceeded $6 million.



          (g) Holdings and the Borrower have received a copy of SBA Form 793 (Notice to New SBA Borrowers).


     21. SEC Filings. Holdings has filed all required forms, reports and documents with the SEC since January 1, 2000, including (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, December 31, 2001 and December 30, 2000, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 2000, and
(iii) all other reports or registration statements filed by Holdings with the SEC since January 1, 2000 (collectively, the "SEC Reports"), all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, except that Holdings' Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 was filed late. Except to the extent that information contained in any SEC Report was revised or superseded by a later filed SEC Report, none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Holdings has provided to the Purchaser copies of all other correspondence sent to or received from the SEC by Holdings and its Subsidiaries since January 1, 2000 (other than routine cover letters).

     22. Brokerage Commissions. There are no brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement and the other Financing Documents, other than a fee of 4% of committed capital plus 25,000 warrants (plus reimbursement of expenses) payable to Stifel Nicolaus & Company, Incorporated.

     23. Nasdaq Compliance. The transactions contemplated by this Agreement do not require consent of the shareholders of Holdings under the applicable rules of the Nasdaq National Market.

                          Financial Covenants Schedule

                Financial Covenants of the Borrower and Holdings


Financial Covenants. The Borrower and Holdings shall maintain the following ratios and standards:

     1. Fixed Cash Costs. Holdings shall not permit Fixed Cash Costs to exceed $9.75 million for any calendar quarter; provided that maximum Fixed Cash Costs during any calendar quarter commencing January 1, 2005 shall be $10.725 million if Holdings' revenues during the quarter ended December 31, 2004 are $20 million or more (as determined in accordance with GAAP and as set forth in Holdings' audited financial statements).

     2. Debt Service Coverage Ratio. Holdings shall not permit its Debt Service Coverage Ratio, as determined quarterly on a rolling four (4) calendar quarter basis to fall below 1.75:1, commencing with the calendar quarter ending June 30, 2003.

     3. Minimum Net Worth. Holdings shall not permit its Minimum Net Worth to fall below the sum of (a) $19,000,000.00 plus (b) commencing with the calendar quarter ending March 31, 2003 and for each calendar quarter thereafter, an amount equal to 50% of Holding's quarterly Net Income for such calendar quarter ("Minimum Net Worth"), provided that in the event that Net Income shall be negative for any calendar quarter, Holdings' Minimum Net Worth requirement shall remain unchanged.

     4. Adjusted Debt to Net Worth Ratio. Holdings shall not cause, suffer or permit its Adjusted Debt to Net Worth Ratio to exceed 1.5:1.

     Definitions. The following terms shall have the following definitions as used in this Schedule. All other capitalized terms shall have the meanings given to them in the Agreement.

          Adjusted Debt to Net Worth Ratio shall be the quotient of dividing (a) Liabilities less Subordinated Indebtedness by (b) the difference of (i) the sum of Net Worth plus Subordinated Indebtedness and (ii) Intangible Assets.

          Assets shall have the meaning given such term in accordance with GAAP.

          Debt Service Coverage Ratio shall mean, for any period of calculation, the quotient of dividing (a) EBITDA by (b) Mandatory Debt Retirement and Interest Payments.

          EBITDA shall mean, for any period of calculation, an amount equal to the sum of (i) Net Income, (ii) federal, state and local income tax expense, (iii) Interest Expense, (iv) losses on the sale or other disposition of assets, (v) depreciation, (vi) amortization, and (vii) extraordinary losses, minus (a) gains on the sale or other disposition of assets outside of the ordinary course of business, and (b) extraordinary gains, each calculated for such period.

          Fixed Cash Costs shall mean all costs and expenses of Holdings other than (i) variable telephony costs, costs of Proximity room rentals and special events, and costs of sales of audio and video equipment, and (ii) interest expense, provision for income taxes for such period, depreciation and amortization expense, all as calculated from financial statements of Holdings prepared in accordance with GAAP and determined in a manner consistent with the schedule attached as the Financial Forms Schedule.

          Indebtedness shall mean, as to any Person at any particular date, any contractual obligation enforceable against such Person (i) to repay borrowed money; (ii) to pay the deferred purchase price of property or services; (iii) with respect to which there is any security interest in any property of such Person; (iv) to make any payment or contribution to a Multiemployer Plan; (v) that is evidenced by a note, bond, debenture or similar instrument; and (vi) under any conditional sale agreement or title retention agreement.

          Indirect Obligation shall mean, as to any Person, (a) any guaranty by such Person of any obligation of another Person; (b) any security interest in any property of such Person that secures any obligation of another person; (c) any enforceable contractual requirement that such person (i) purchase an obligation of another Person or any property that is security for such obligation; (ii) advance or contribute funds to another Person for the payment of an obligation of such other Person or to maintain the working capital, net worth or solvency of such other Person as required in any documents evidencing an obligation of such other Person; (iii) purchase property, securities or services from another person for the purpose of assuring the beneficiary of any obligation of such other Person that such other Person has the ability to timely pay or discharge such obligation;
     (iv) grant a security interest in any property of such Person to secure any obligation of another Person; or (v) otherwise assure or hold harmless the beneficiary of any obligation of another Person against loss in respect thereof; and (d) any other contractual requirement enforceable against such person that has the same substantive effect as any of the foregoing. The term "Indirect Obligation" does not, however, include the endorsement by a Person of instruments for deposit or collection in the ordinary course of business or the liability of a general partner of a partnership for obligations of such partnership. The amount of any Indirect Obligation of a Person shall be deemed to be the stated or determinable amount of the obligation in respect to which such Indirect Obligation is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof as determined by such Person in good faith.

          Intangible Assets shall mean: (a) patents, copyrights, trademarks, tradenames, franchise, license agreements, goodwill, and other similar intangibles; (b) unamortized debt discount and expenses; and (c) fixed assets to the extent of any write-up in the book value thereof resulting from a revaluation effective after the date of this Agreement.

          Interest Expense shall mean, for any period of calculation, all interest, whether paid in cash or accrued as a liability, without duplication, on Indebtedness or Indirect Obligations of any Person during such period.

          Liabilities shall have the meaning given that term in accordance with GAAP.

          Mandatory Debt Retirement and Interest Payments shall mean, at any date of determination, the sum of all mandatory payments of principal and interest due during the period of twelve (12) months from the date of determination.

          Net Income shall have the meaning given that term in accordance with GAAP.

          Net Worth shall mean, as of any date, total Assets of the Person as determined in accordance with GAAP, minus Liabilities.

          Subordinated Indebtedness shall mean as of any date, any Indebtedness of Holdings that is expressly subordinated to the Indebtedness owed by Holdings to the Bank.